Exhibit 10.5

LTIP Performance Share Unit Award
##Participant Name (first last)##
Target Incentive	##Granted (Target)##
Grant Date	##Grant Date (Month DD, YYYY)##
Cash from Operations	100%

You have been granted a performance share unit (PSU) award as part of a special retention grant provided by the Board of Directors on January 24, 2025.

Overview

The retention grant PSU is earned over the 2025 fiscal year and includes an additional year of vesting with payout scheduled in February 2027. The award payout is based on the operating performance of SpartanNash as measured by the attainment of Cash from Operations during the 2025 fiscal year and Total Shareholder Return from the date of the award through the end of the first quarter of the 2026 fiscal year.

Award payouts will be determined based on the scale below:

Performance Level	[Insert Cash from Operations]	Payout % of Target
Threshold	[Insert Amount(s)]	0.0%
-		50.0%
Target		100.0%
-		150.0%
Maximum		200.0%

In addition to the scale above, Total Shareholder Return from the date of award to the end of the first quarter of 2026 must be [insert amount] for any PSU payout above 100%.

We will convert your PSUs into shares of SPTN stock at the end of the performance period based on the number of PSUs earned as a result of the financial results over that period. This award will be paid at 100% if we achieve the goal at target. Based on the performance of the company, the payout will vary between 0 – 200%. We will increase or decrease the number of shares actually delivered based on the final payout amount. In addition, your award will increase or decrease in value based on the share price in effect when the PSUs are converted into shares of stock.

Additional Year of Vesting Required: Upon attainment of the award in 2026, you will be required to continue employment for an additional year until the payout date scheduled in February 2027. If you do not maintain employment until the payout date in February 2027, the entire PSU award will be forfeited.

Accelerated or Continued Vesting:

a.
Upon termination of your employment within the retention period by reason of death or Disability (as defined in the Plan), the PSUs will vest and no longer be subject to forfeiture. If death or disability occurs before the end of the performance period, the award will pay out at target. If death or disability occurs after the performance period and during the additional year of vesting, the award will pay out based on actual results.

CONFIDENTIAL: NOT FOR FURTHER DISTRIBUTION

Exhibit 10.5

b.
In the event of a Change in Control (as defined in the Plan), if this Award Agreement is not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, then the PSUs shall immediately become fully vested and delivered to you. If this Award Agreement is assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in manner approved by the Committee or the Board, and if within two years after the effective date of the Change in Control, your employment with the surviving entity and all of its affiliates (the “employer”) is involuntarily terminated without Cause, then the PSUs shall immediately become fully vested and delivered to you.

Your participation in the PSU award is subject to the terms and conditions of the 2024 Stock Incentive Plan.

Should you have any questions on your target incentive, the performance metrics or the administration of the Plan, please contact [Insert name], VP Total Rewards at [Insert phone number].

CONFIDENTIAL: NOT FOR FURTHER DISTRIBUTION